Exhibit 4.19

AMENDMENT TO Series F

Senior Secured 15% Convertible Note

This AMENDMENT TO SERIES F Senior Secured 15% Convertible Note (this “Amendment”) dated as of July [__], 2018, and effective as of June 30, 2018 (the “Effective Date”) is entered into by Summit Semiconductor, Inc., a Delaware corporation (the “Company”), and [HOLDER] or [his/her/its] assigns (the “Holder”).

Recitals

WHEREAS, the Company and the Holder (collectively, the “Parties”) entered into that certain Securities Purchase Agreement, dated ___________, 2018, as amended, modified or supplemented from time to time in accordance with its terms (the “Agreement”);

WHEREAS, pursuant to the Agreement, the Holder beneficially owns and holds that certain Series F Senior Secured 15% Convertible Note, due June 30, 2018 (the “Maturity Date”), as amended, modified or supplemented from time to time in accordance with its terms (the “Note”); and

WHEREAS, the Parties desire to extend the Maturity Date and modify the terms under which the Note can be converted as described below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the Parties agree as follows:

Agreement

Section 1.          Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Agreement, the Note, and all related transaction documents as set forth in the Agreement (the “Transaction Documents”).

Section 2.           Amendments to Note.

A.        The second paragraph of the Note is hereby amended and restated in its entirety as follows:

“FOR VALUE RECEIVED, the Company promises to pay to [________] or [his/her/its] registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $[______], together with interest, on July 25, 2018 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder. This Note is subject to the following additional provisions:”

B.        Wherever else the date “June 30, 2018” appears in the Note, it shall be replaced with “July 25, 2018”.

C.           Section 4(b) of the Note is hereby amended and restated in its entirety as follows:

“b)         Mandatory Conversion. In the event that the Company completes an IPO, the aggregate Principal Amount of this Note (plus any accrued but unpaid interest) shall be converted, automatically and without any further action on the part of the Holder, the Company or any other Person, into that number of Common Shares (or an equivalent thereof) as is equal to the quotient obtained by dividing (i) the aggregate Principal Amount of this Note (plus any accrued but unpaid interest) by (ii) the Conversion Price.”

Section 3.          Ratifications; Inconsistent Provisions; Severability. Except as otherwise expressly provided herein the Note is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date, all references in the Note to “this Note”, as well as “hereto”, “hereof”, “hereunder” or words of like import referring to the Note, as applicable, shall mean the Note, as applicable and as amended by this Amendment. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Agreement, the Note or the other Transaction Documents, and this Amendment, the provisions of this Amendment shall control and be binding. In the event and to the extent that any provision of this Amendment shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provisions of this Amendment, all of which shall remain fully enforceable as set forth herein.

Section 4.          Acknowledgments. The Holder acknowledges and agrees that the Company is not in default under the Note or any of the related Transaction Documents. As such, this Amendment represents the compromise between the Parties and is not intended as an admission of any default, liability, fault, claim, wrongdoing, or the like of or by the Company. The Company explicitly denies any and all liability with regard to any potential claims that could be made by the Holder and the Holder acknowledges the foregoing.

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Section 5.          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment (irrespective of the place where it is executed and delivered) shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party hereto agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Amendment), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that such party is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each of the Parties hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.   If either of the Parties shall commence an action, suit or proceeding to enforce any provisions of the Amendment, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 6.          Headings. The headings contained herein are for convenience only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereto.

Section 7.          Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instruments and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party. Facsimile, PFD, or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first written above by its respective officers thereunto duly authorized.

SUMMIT SEMICONDUCTOR, Inc.

By:
Name: Brett Moyer
Title: Chief Executive Officer

Acknowledged and Accepted as of the date first written above:

[HOLDER]

By:
Name:
Title:

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